Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of April 26, 2004 by and among ATX Group, Inc., a Delaware corporation (the “Company”), ATX Technologies, Inc., a Texas corporation (the “ATX Tech”), and the holders of the ATX Tech common stock, par value $.01 per share (“Common Stock”) listed on Schedule A hereto, each of which is herein referred to individually as a “Shareholder” and together as the “Shareholders.” This Agreement shall become effective only upon the consummation (closing and funding), on or prior to September 30, 2004, of an underwritten public offering of shares of Common Stock of the Company pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”) resulting in aggregate gross proceeds to the Company and any selling stockholders of not less than $50,000,000 (a “Qualified Public Offering”).

RECITALS:

WHEREAS, ATX Tech and certain of the Shareholders (the “Original Holders”) are parties (or transferees of parties) to that certain Investors’ Rights Agreement dated as of June 13, 2000, as amended by that certain Consent to Amendment dated as of November 1, 2000 and as further amended by that certain Joinder Agreement dated as of November 8, 2000 (as amended, the “Prior Agreement”); and

WHEREAS, in connection with the Qualified Public Offering, a wholly-owned subsidiary of the Company was merged with and into ATX Tech, pursuant to which (a) ATX Tech was the surviving corporation and became a wholly-owned subsidiary of the Company, and (b) all shares of capital stock of ATX Tech were canceled in exchange for shares of Common Stock of the Company (the “ATX Reorganization”); and

WHEREAS, pursuant to the terms of (a) that certain Restructuring Agreement, dated as of April 26, 2004, by and among the Company, ATX Tech and Vodafone Deutschland GmbH, a German limited liability company, and (b) that certain Restructuring Agreement, dated as of April 24, 2004, by and among the Company, ATX Tech, James R. Leininger, M.D. (“Leininger”), and certain other former shareholders of ATX Tech affiliated with Leininger (collectively, the “Restructuring Agreements”), certain of the Original Holders approved and consented to the termination of the Prior Agreement upon consummation of the Qualified Public Offering and effectiveness of this Agreement; and

WHEREAS, in order to induce the Original Holders to approve the ATX Reorganization and the Qualified Public Offering, the Company, ATX Tech and the Original Holders desire to enter into this Agreement to amend and supersede the Prior Agreement in its entirety; and

WHEREAS, the Company, ATX Tech and the Original Holders desire to include as parties to this Agreement certain of the Shareholders who are affiliated with the Original Holders and who acquired shares of capital stock of ATX Tech either through direct issuances from ATX Tech or through transfers from Original Holders that occurred prior to the date of the Prior Agreement, and thus were technically not provided the benefits of the provisions of the Prior

Agreement providing for transfer of registration rights to affiliates upon transfer of Registrable Securities by the Original Holders to such affiliates.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows, effective as of the consummation (closing and funding) of a Qualified Public Offering (a “Qualified Public Offering Closing”):

1.	Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” has the meaning set forth in the preamble to this Agreement.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any similar successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(d) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(e) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) shares of Common Stock owned by the Shareholders from time to time, including shares of Common Stock acquired upon the exercise or conversion hereafter of derivative securities owned by the Shareholders from time to time and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Section 1 are not assigned. Reference is made to Section 2.10 below.

(g) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(h) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the first anniversary of the date of the Qualified Public Offering Closing (the “Qualified Public Offering Date”) a written request that the Company file a registration statement under the Act covering the registration of Registrable Securities from a Holder or Holders (the “Initiating Holders”) (i) owning ten percent (10%) or more of the Registrable Securities then outstanding or (ii) requesting registration with an anticipated aggregate offering price of at least $20,000,000, then the Company shall, within 20 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date 45 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any 12-month period.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after the mailing of such notice by the Company in accordance with Section 2.6, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders (other than Vodafone Deutschland GmbH, which may sell shares in the over-allotment option for such offering) may be excluded, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 (if granted in accordance with Section 1.12 below) be excluded from such offering. Reference is made to Section 2.10 below.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable

Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US $5,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period;

(iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4, Section 1.2 or Section 1.3 (provided in the latter case there shall have been no reduction in the shares permitted to be sold by selling shareholders in connection therewith); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that, subject to clause (b) of this Section 1.5, the availability of such registration statement to support sales of securities pursuant thereto may be interrupted for up to 90 days under the circumstances contemplated by clause (f) of this Section 1.5, provided that such right to delay a request shall be exercised by the Company not more than once in any 12-month period, and subject to the condition that the period of effectiveness otherwise provided for under this clause (a) shall in such case be extended for a period equal to the duration of such interruption or until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request, in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions;

(e) in the event of any underwritten public offering, (i) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and (ii) if requested, participate in a customary “road show” and other customary marketing efforts, provide the underwriters of such offering reasonable access to Company management and the Company’s independent auditors and otherwise cooperate in such activities which, in the opinion of the underwriters of such offering, are reasonably necessary to facilitate the offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange (and/or automated quotation system, as applicable) on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) in connection with a registration pursuant to Section 1.4 hereof, include any additional information in the Form S-3 which would be required if the registration were to be made on a Registration Statement on Form S-1 and, in the reasonable judgment of the underwriters of such offering, is reasonably necessary to facilitate the offering.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse any person intended to be indemnified pursuant to this subsection 1.9(a) for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will (severally and not jointly) indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon, and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder. As used in the prior sentence, “net proceeds” shall mean the gross proceeds from the offering received by such Holder less only the sales and underwriting discounts and commissions actually paid thereby.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent that the indemnifying party has been so materially prejudiced, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, in no event shall a Holder be required to contribute an amount exceeding the gross proceeds from the offering received by such Holder.

(e) The obligations of the Company and the Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is a subsidiary, affiliate, parent, partner, limited partner, retired partner or shareholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or (c) after such assignment or transfer, holds at least 400,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the Qualified Public Offering Date, the Company shall not, without the prior written consent of (a) Vodafone Deutschland GmbH (“Vodafone”) (as long as Vodafone and/or one or more affiliates of Vodafone collectively own or control such number of shares of Registrable Securities equal to 50.1% of the number of shares of Registrable Securities held by Vodafone as of the Qualified Public Offering Closing, after giving effect to any sales of such shares by Vodafone in such Qualified Public Offering (such number of shares of Registrable Securities, subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations subsequent to the Qualified Public Offering Closing, being referred to as the “Minimum Interest”) or, if Vodafone transfers Registrable Securities representing the Minimum Interest to a permitted assignee under Section 1.11, such transferee of such Minimum Interest (and any successive permitted assignees under Section 1.11) (again, as long as the transferee owns or controls such Minimum Interest), (b) Dr. James R. Leininger (“Leininger”) (as long as Leininger owns or controls a Minimum Interest of Registrable Securities or, if Leininger transfers Registrable Securities representing a Minimum Interest to a permitted assignee under Section 1.11, such transferee of such Minimum Interest (and any successive permitted assigns under Section 1.11) (again, as long as the transferee owns or controls such Minimum Interest) and (c)

the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holders or prospective holders to (i) include such securities in any registration filed under Section 1.3 hereof, unless (1) such offering is underwritten on a firm-commitment basis by a nationally recognized investment banking firm (or syndicate managed by such a firm) and such holder or prospective holder may only include such securities in any such registration to the extent that the underwriters for such offering have determined that the inclusion of such securities is compatible with the success of the offering and the amount of the Registrable Securities of the Holders that are included is not thereby reduced or (2) such offering is not underwritten and the number of shares included for registration by any holder or prospective holder will not comprise more than 25% of the aggregate number of shares offered in such offering, or (ii) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Qualified Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Qualified Public Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, shall not apply in the case of Vodafone to shares of capital stock of the Company transferred to one or more direct or indirect subsidiaries of Vodafone Group Public Limited Company so long as any such transferee agrees to be bound by a substantially identical lock-up agreement, and shall only be applicable to the Holders if all officers and directors and greater than one percent shareholders of the Company enter into similar agreements. The underwriters in connection with the Qualified Public Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five years following the consummation of the Qualified Public Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Act.

2. Miscellaneous

2.1 Entire Agreement; Termination of Prior Rights. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the rights provided herein, and all other agreements between or among the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement, are hereby terminated and of no further force or effect effective upon the consummation (closing and funding) of a Qualified Public Offering.

2.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas as applied to agreements among Texas residents entered into and to be performed entirely within Texas.

2.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received when (a) delivered in person or by nationally recognized overnight delivery service, (b) received or rejected by the addressee if sent by certified or registered mail, return receipt requested, or (c) sent by facsimile, to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten-days’ advance written notice to the other parties.

2.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the Holder of a Minimum Interest of the Registrable Securities held by Vodafone as of the Qualified Public Offering Closing, after giving effect to any sales of such shares by Vodafone in the Qualified Public Offering, (c) the Holder of a Minimum Interest of the Registrable Securities held by Leininger as of the Qualified Public Offering Closing, and (d) the Holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.8 shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company (whether or not the holder has consented to such amendment or waiver).

2.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

2.10 Aggregation of Stock. All securities held or acquired by affiliated entities and persons of a Holder shall be aggregated together for the purpose of determining the availability or existence of any rights or obligations under this Agreement. For purposes hereof, an affiliated entity or person of a Holder shall mean all persons who are “affiliates” of such Holder. For purposes of this Agreement, the term “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person, including such person’s spouse or immediate family or a trust primarily for the benefit of such person or such person’s spouse or immediate family. For the purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATX GROUP, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

Address:	8550 Freeport Parkway
Irving, Texas 75063 Attn: Steven A. Millstein, President Facsimile: (972) 753-6275

with a copy to:	Andrew Kurth LLP
1717 Main Street, Suite 3700 Dallas, Texas 75201 Attn: David Washburn Facsimile: (214) 659-4401

ATX TECHNOLOGIES, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive

Address:	8550 Freeport Parkway
Irving, Texas 75063 Attn: Steven A. Millstein, President Facsimile: (972) 753-6275

with a copy to:	Andrew Kurth LLP
1717 Main Street, Suite 3700 Dallas, Texas 75201 Attn: David Washburn Facsimile: (214) 659-4401

VODAFONE DEUTSCHLAND GmbH

By:	/s/ Dr. Joachim Peters /s/ Volker Schmidt-Fehrenbacher
Name:	Dr. Joachim Peters Volker Schmidt-Fehrenbacher
Title:	Officer Officer
Address:	Mannesmannufer 2 40213 Deusseldorf-Germany
Facsimile:	+49-211-820 2493
with a copy to:	Vodafone Americas, Inc. Legal Department 2999 Oak Road, Tenth Floor Walnut Creek, CA 94597
Attn:	Eric Grossbard, Esq.
Facsimile:	925-210-3599

SIEBEL SYSTEMS, INC.
By:	/s/ Kenneth A. Goldman
Name:	Kenneth A. Goldman
Title:	Chief Financial Officer
Address:	2207 Bridgepointe Parkway San Mateo, California 94404
Facsimile:
with a copy to:	Jeffrey T. Amann General Counsel Siebel Systems, Inc.

/s/ James R. Leininger
James R. Leininger, M.D

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900 San Antonio, TX 78229 Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

/s/ Robert L. Cone
Robert L. Cone

Address:	P.O. Box 471
102 South Pine Elverson, PA 19520
Facsimile:

/s/ Steven W. Reibel
Steven W. Riebel

Address:	145 Dodge Rd.
Boerne, TX 78006
Facsimile:	(830) 981-4486

1987 CATHERINE A. LEININGER TRUST
1987 REBECCA R. LEININGER TRUST
1987 WHITNEY E. LEININGER TRUST
1996 CATHERINE A. LEININGER TRUST
1996 JOSE IVAN PADILLA TRUST
1996 PETER A. LEIN1NGER TRUST
1996 REBECCA R. LEININGER TRUST
1996 WHITNEY E. LEININGER TRUST

By:	/s/ James R. Leininger
James R. Leininger
Trustee

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900
San Antonio, TX 78229
Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

1987 BRIAN C. LEININGER TRUST
1987 KELLY C. LEININGER TRUST
1987 TRACY M. LEININGER TRUST
1992 JOSHUA S. LEININGER TRUST
1996 BRIAN C. LEININGER TRUST
1996 KELLY C. LEININGER TRUST
1996 TRACY M. LEININGER TRUST

By:	/s/ Peter R. Leininger
Peter R. Leininger
Trustee

Address:	c/o MCMI
8122 Datapoint #1000
San Antonio, Texas 78229

Facsimile:	210-614-5841

/s/ Berneta Leininger
Berneta Leininger

Address:	c/o MCMI
8122 Datapoint #1000
San Antonio, Texas 78229

Facsimile:	210-614-5841

/s/ Brian Leininger
Brian Leininger

Address:	6205A Laurel Valley Drive
Austin, TX 78731

Facsimile:	775-259-7796

/s/ Peter A. Leininger
Peter A. Leininger

Address:	c/o MCMI
8122 Datapoint #1000
San Antonio, Texas 78229

Facsimile:	210-614-5841

/s/ Peter G. Leininger
Peter G. Leininger

Address:	von Burgmann Str. 11
65191 Wiesbaden
Germany

Facsimile:	49-611-5050-632

/s/ Rebecca Ruth Leininger
Rebecca Ruth Leininger

Address:	c/o MCMI
8122 Datapoint #1000
San Antonio, Texas 78229

Facsimile:	210-614-5841

J&E INVESTMENTS

By:	/s/ James R. Leininger
James R. Leininger
General Partner

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900
San Antonio, TX 78229
Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

SCHEDULE A

Shareholders

Name

Vodafone Deutschland GmbH

Siebel Systems, Inc.

James R. Leininger, M.D.

Robert L. Cone

Steven W. Riebel

1987 Catherine A. Leininger Trust

1987 Rebecca R. Leininger Trust

1987 Whitney E. Leininger Trust

1996 Catherine A. Leininger Trust

1996 Jose Ivan Padilla Trust

1996 Peter G. Leininger Trust

1996 Rebecca R. Leininger Trust

1996 Whitney E. Leininger Trust

1987 Brian C. Leininger Trust

1987 Kelly C. Leininger Trust

1987 Tracy M. Leininger Trust

1992 Joshua S. Leininger Trust

1996 Brian C. Leininger Trust

1996 Kelly C. Leininger Trust

1996 Tracy M. Leininger Trust

Berneta Leininger

Brian Leininger

Peter A. Leininger

Peter Glen Leininger

Rebecca Ruth Leininger

J&E Investments